8-K -- calypso8K093009.htm - CALYPSO WIRELESS, INC. FORM 8-K DATE OF REPORT SEPTEMBER 30, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 30, 2009

COMMISSION FILE NO.: 1-08497

CALYPSO WIRELESS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE (STATE OR OTHER JURISDICTION IDENTIFICATION NO.)	13-5671924 (IRS EMPLOYER ID OF CORPORATION)

5100 WESTHEIM SUITE 200, HOUSTON, TEXAS, 77056
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(713) 936-3560
(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

Part 1 - As Previously reported, the Daic/Williamson Partnership, creditors of the Company, had provided Notice to the Company that the Partnership considered the Company to be in default of a "4/3/09 Amended Settlement Agreement". The Partnership indicated that it would foreclose on the company's assets if the Company did not cure its alleged defaults of that "Agreement" by August 3, 2009. It was also noted that the Company was investigating the validity of that alleged 4/3/09 "Agreement".

The Board of Directors made a determination that the alleged agreement was void and unenforceable. It so informed The Partnership, indicating that the Company would challenge any enforcement action by the Partnership with claims of damages to the Company by the Partnership. This was based upon several conclusions; not limited to the following:

     1)   This "Agreement" was not authorized by the Board of Directors;
     2)   The Partnership was aware it was not authorized by the Board and that such Authorization was required.
     3)   The Partnership did nothing to obtain the Authorization because it knew it would not be able to attain such.
     4)   The Partnership was aware that the term the Partnership was using to allege the default was an impossibility at the signing of the "Agreement".
     5)   The Partnership caused that default term to be inserted into the "Agreement" in bad faith, or worse.

Recently, evidence has become known to the Board that The Daic/Williamson Partnership intentionally and maliciously interfered with the T-Mobile Lawsuit for the purpose of coercing the President of the Company into signing this alleged 4/3/09 "Agreement". Under the original settlement Agreement of 4/3/2008 Mr. Williamson and Mr. Daic agreed not to hinder any lawsuit, negotiation, or transfer relating to the Patents as a result of their assignment agreement. Some quotations of that agreement are noted below: (Assignee is the Daic/Williamson Partnership)

     A)   "Assignee transfers to Assignor all right, title and interest in and to the Patent that Daic may have or heretofore have acquired, whether pursuant to the litigation between the parties or otherwise."
     B)   "Assignee shall be obligated to approve any Transfer requested pursuant to notice as provided herein"
     C)   "Assignee shall have no right to direct or to participate in any way in any negotiations or discussions relating to any Transfer of the Patent"
     D)   "Assignee shall be obligated to approve the Transfer upon five (5) days notice thereof. In such event, Assignee shall also be obligated to comply with such reasonable requests as may be made by Assignor relating to the Transfer, including the documentation of the Transfer"
     E)   "Assignee shall have no rights in or to the management of the Patent."
     F)   "In the event that Assignor brings a suit, action or claim related to infringement, validity, or enforceability of the Patent, Assignee consents to being named as a co-party in such suit, action or claim (including but not limited to giving its consent to venue and personal jurisdiction in the venue selected by Assignor)."

The Daic/Williamson Partnership, in addition to breaching all of these terms from the beginning (4/3/2008), specifically breached (F) above for the last 5 months of the agreement. When the lawsuit was submitted against T-Mobile on 11/13/08, the partnership refused to allow a proper standing for the suit to go forward by withholding their permission to be named on the suit. On 3/10/09, they agreed that Daic ONLY would be named and Williamson would release his assignment interest. The Company's patent law firm ("Law Firm") immediately thereafter filed the amended complaint on 3/16/09. However, even after that agreement and the amended complaint was filed, Mr. Williamson STILL withheld his release and would only provide that release on the condition that the company's president first sign the bogus 4/3/09 version of the Agreement. With the lawsuit in jeopardy, and numerous other improper threats being made against the company by the Partnership, the Company's President improperly signed that agreement without Board Approval. Thus, the company believes the 4/3/09 "Agreement" signature was attained through coercion and fraud, notwithstanding the other facts that it would not be valid in any case. Again, the company has informed the Partnership and the Partnership persists in its interferences.

Part 2 - In order to finally deal with the proper Standing issue that would finally allow the lawsuit to go forward, The company amended its agreement with its Law Firm to add Mr. Daic to that agreement and name him on the lawsuit. Mr. Daic is signatory to that Amendment. In order that conflicts be precluded, that agreement specifically stated::

     >>   "Drago Daic agrees and covenants that the Law Firm's client is Calypso Wireless, and that Calypso Wireless' management shall be the decision-maker with regard to any Client decisions affecting the '923 Patent and/or the ASNAP system (e.g. decisions to license, decisions to settle cases, decisions to initiate litigation, etc)."

However, immediately thereafter, the Partnership tried to assume complete control of the Patent Litigation on 4/3/09. The Company was able to deal with this until 8/26/09 when the Law Firm formally notified the Partnership and the Company that it must cure this conflict and would have to withdraw if the company could not do so. The Law Firm noted that it would cease actions in the lawsuit in the interim but that it must have that cure by 9/3/09, at which time it would be necessary to prepare a required filing with the court due on 9/11/09. The Board of Directors met with The Partnership in Houston on 8/29/09 to discuss this problem. This discussion continued via phone until 9/3/09 at which time the company was informed by the Partnership that it would not budge, demanding that the Company "turn over" control of the patents to the Partnership. The Board refused and additionally informed the Partnership that it was unable to do so because that would be an illegal delegation of Board Authority in any case. On 9/5/09, the Law Firm informed the parties that it was forced to withdraw as counsel.

The company directed the Law Firm to thus negotiate a dismissal without prejudice with T-Mobile until these matters could be decided upon. The conflict became obvious when the Partnership refused and threatened the Law Firm with a malpractice suit if it withdrew. After two weeks of trying to negotiate a dismissal that would not prejudice the Company's ability to bring the lawsuit at a future date after the conflicts were resolved and being blocked in its attempts by the Partnership, the Law Firm filed a motion to withdraw with the court on 9/18/09. The court held a hearing on the issue on 9/22/09 and therein granted the withdrawal of the Law Firm and gave the Company a 30 day continuance to find new counsel. Since 9/18/09, the Company has been looking for new counsel but has been unsuccessful. The company will continue that search for a contingency replacement firm but feels it may not be able to do so because the conflict issues have not been resolved. The Partnership has apparently been going ahead on its own to find it own counsel in any case consistent with its belief that it may do so. The company has informed the Partnership that it must cease its continued interferences so that the company can go forward or face a claim of damages from the Company. The Partnership seems to wish to continue to ignore the Company and continue those actions it agreed to never do.

As a result of the above two parts, as well as other issues, the Board of Directors has decided that the Partnership has at all times been in breach of its original 4/3/08 Settlement Agreement and had caused the company damages in the upper 9 figures at a minimum. In addition to those Breaches, the Board has concluded that the Partnership fraudulently coerced the company into entering that original agreement in similar fashion to the Partnerships attempts at inducing the 4/3/09 "agreement".

Therefore, the Board of Directors has elected to prioritize all of its resources on bringing suit against the Partnership in the several hundreds of Millions of Dollars. It addition, it will seek injunctive relief as such damages are thought to be well beyond the means of the Partnership to satisfy upon successful litigation efforts. This litigation will commence as soon as the company has raised enough cash to satisfy the whole litigation effort. The estimate of the amount of cash the company must raise is about $400K. That amount will be kept as a separate fund, joint with its attorneys, for the exclusive purpose of funding the litigation effort against the Partnership.

Part 3 - As a direct result of Parts 1 and 2, the Board of Directors of the Company issues a warning to its investors that the ability of the Company to continue as an ongoing concern is in doubt. The Company is a development stage Company and wholly dependent upon the continued support and optimism of its investors through voluntary capital contributions (convertable loans and private placements, etc). The actions of Mssrsr. Daic and Williamson have most likely (severly) compromised the attractiveness of our Company to investors as well as depressed the Company's share price and ability to obtain capital. Current Management believes that successful action against Mssrs. Daic and Williamson (as well as some other minor players) will have a profound and positive effect on these parameters. It is the opinion of the Board of Directors that this is the best action to provide the greatest return on investments for ALL investors, future, present, and past but advises that this is likely dependent upon that successful outcome in dealing with the Partnership.

Simply put, it is the opinion of the Board of Directors that the Company will not be able to survive the amount of time necessary for the multi year patent litigation efforts, demanded and forced upon the company by Mr. Daic, without substantial investment into the company. The Company is seeking such investments but it is likely such efforts will have a substantial dilutive effect on current shareholders if successful, and there is no guarantee the Company will be successful. Nonetheless, the Board believes that the upside to current shareholders is that a successful action against Mssrs. Daic and Williamson will increase the return on past investment manyfold over its previous potential. The upside for new investors could be even greater. That said, the Company reiterates that the Daic/Williamson Partnership feels it owns the Patents and has owned them since the default judgement in 2006. The Partnership has put the Company on notice that it intends to "take them" as was noted in previous filings, notwithstanding the Company's position contrary.

ITEM 8.01 - OTHER ITEMS

The Company includes herewith a comprehensive report of the litigation efforts in relationship to the T-Mobile case. This is attached herewith as Exhibit I

The Company includes a copy of the letter sent to the Partnership on this date that indicates its intention to seek recovery from the Partnership or settle its differences once and for all. The company feels that the only agreement it can ever hope the partnership will adhere to is one that separates them forever from the affairs of the Company. A copy of this letter is attached as Exhibit II

Attached Exhibits:

     Exhibit I:       LITIGATION UPDATE

     Exhibit II:      LETTER OF NOTICE TO THE DAIC/WILLIAMSON PARTNERSHIP

NOTICE:

This 8K filing and its attachments may include "forward-looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the Company's ability to continue to operate without revenue other than Loans to the Company or Investment into the Company; our ability to develop, prosecute, confirm and consummate future business arrangements with creditors; risks associated with third party actions in the Patent Litigation, which may interfere with our ability to develop and consummate one or more financing plans, the impact on the market price of the Company's common stock, its business, financial condition and results of operations due to factors outside of the control of the Comapny; our inability to secure necessary financing and comply with the terms and covenants of such financing; our ability to otherwise continue to operate as a going concern, our ability to implement a revenue producing royalty agreement whild the ownership of the Patents is contested; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that use our products; further declines in the business of our potential customers; and the loss of potentail major customers.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Calypso Wireless, Inc.

/s/ David H. Williams
David H. Williams
Director & Member of the Audit and Compensation Committees

September 30, 2009